Exhibit 10.2
PROMOTION PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of
[DATE] (the “Grant Date”) between XPO LOGISTICS, INC.,
a Delaware corporation (the “Company”), and [NAME]
This Promotion Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a target number of shares (the “Target Amount”) of the Company’s Common Stock, $0.001 par value (“Share”) equal to [TOTAL AWARDS] restricted stock units (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement which in connection with the NAT Spinoff (as defined herein) shall be adjusted and concentrated solely into Shares of the Company pursuant to the terms of an employee matters agreement entered into by the Company in connection with such NAT Spinoff.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Cause” shall have the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Continuing Performance Goals” means the market-based performance goals applicable to the Award as set forth in Exhibit A.
“Determination Date” means the date following the completion of the Performance Period on which the Committee certifies the level of achievement of the

Continuing Performance Goals, which shall be no later than March 10 immediately following the Performance Period; provided, however, that in the event that the RSUs vest pursuant to the final sentence of Section 3(c), the Determination Date shall be deemed to be the date of the applicable Change in Control.
“Earned Amount” means the number of RSUs earned with respect to the Award based on the level of achievement of the Continuing Performance Goals or otherwise in accordance with this Award Agreement.
“Employment Agreement” means any individual employment agreement, change in control and severance agreement, or confidential information protection agreement between you and the Company or any of its Subsidiaries.
“Gating Performance Goal” means the completion of a distribution to shareholders of the Company of 80% or more of the common stock of a subsidiary of the Company that holds the Company’s North America Transport business (which may include, at the discretion of the Board, all or any combination of the Company’s Brokerage, Expedite, Managed Transportation, Global Forwarding, and Last Mile business lines) that occurs on or prior to March 31, 2023. Such distribution is referred to herein as the “NAT Spinoff”.
“Good Reason” shall having the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Performance Period” means the period commencing on the Grant Date and ending on the Vesting Date.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means on, or as soon as reasonably practicable (and in any event no later than ten (10) calendar days) following the later of the date on which the Award becomes vested in accordance with Section 3 of this Award Agreement and the Determination Date; provided that with respect to any portion of the Award that becomes vested on your termination of employment pursuant to Section 3(b)(i) of this Award Agreement (due to your death) or Section 3(c), the Settlement Date shall not be later than the March 15 immediately following the calendar year during which your termination of employment occurred.
“Vesting Date” means the fourth anniversary of the Grant Date.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned Amount, determined based on the level of achievement of the Continuous Performance Goals at the completion of the Performance Period as certified by the Committee, shall vest on the Vesting Date contingent upon (i) the completion of the Gating Performance Goal by March 31, 2023 and (ii) your continued employment through the Vesting Date (except as otherwise provided in Sections 3(b) and 3(c)). Except as otherwise provided in this Award Agreement, no RSUs shall be earned and payable with respect to the Award unless the Committee has certified the level of achievement of the Continuous Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the Continuous Performance Goals.

If the Gating Performance Goal is not achieved by March 31, 2023 then, effective immediately on March 31, 2023, 100% of the RSUs granted pursuant to this Award Agreement shall be forfeited regardless of the level of achievement of the Continuous Performance Goals.
(b)Termination of Employment. Notwithstanding anything in this Award Agreement or the Plan to the contrary but subject to Section 3(c), all unvested RSUs will be forfeited upon your termination of employment for any reason prior to the Vesting Date, except that:
i.    Death. If your employment terminates by reason of your death, you shall vest in (A) if your termination of employment occurs prior to the Determination Date, the Target Amount of RSUs or (B) if your termination of employment occurs after the Determination Date, the Earned Amount of RSUs.
ii.Involuntary Not for Cause Termination. If your employment is involuntarily terminated by the Company without Cause (and other than due to your Disability), prior to the Vesting Date and the Gating Performance Goal is achieved by March 31, 2023, then you will be eligible to vest in a prorated portion of the Earned Amount of RSUs, if any (as determined on the Determination Date), with proration based on a fraction, the numerator of which is the number of days from the first day of the Performance Period through your termination of employment and the denominator of which is 1,461. Any RSUs that are outstanding on the date of your involuntary termination of employment without Cause (other than due to your Disability) that is covered by this Section 3(b)(ii) and that do not become vested pursuant to this Section 3(b)(ii) shall be forfeited.
(c)Change of Control. If a Change of Control occurs during the Performance Period and while the Award remains outstanding, then (i) if the Change in Control occurs prior to April 1, 2023, the Gating Performance Goal shall be deemed achieved upon the occurrence of the Change of Control and (ii) the Earned Amount of RSUs shall be determined upon the completion of the Change of Control and shall be deemed to be equal to the amount of RSUs that would be earned based on the actual level of achievement of the Continuous Performance Goals through the latest practicable date prior to the date of the Change of Control as determined by the Committee. Upon a Change of Control that occurs prior to the Vesting Date, if you remain employed at the time of such Change of Control, the Earned Amount of the RSUs as determined pursuant to this Section 3(c) (including any RSUs replaced in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a), subject to your continued employment through the Vesting Date, or shall vest upon your earlier termination of employment (1) due to your death, (2) due to an involuntary termination by the Company without Cause (and other than due to your Disability) that occurs during the two-year period commencing on the date of the Change in Control, or (3) solely during the two-year period commencing on the date of the Change in Control, due to your resignation for Good Reason. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan or, prior to the Change in Control, your employment was terminated without Cause (other than due to your Disability) , the Earned Amount of the RSUs as determined pursuant to this Section 3(c) shall vest immediately upon the completion of the Change of Control.

(d)Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested based on the Earned Amount in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Documents and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that, notwithstanding anything in the Employment Agreement to the contrary, (i) the Company may make such demand that you forfeit or remit any such amount at any time that is not later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.Withholding, Consents and Legends.
(a)Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution.
(a)Jurisdiction and Venue. Notwithstanding any provision in your Employment Documents, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Documents), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(d)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17.Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
SECTION 18. Lock-Up. All Shares received on settlement of the Award (net of Shares withheld to satisfy the applicable tax withholding) shall be subject to a one year lock-up from the Settlement Date on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Compensation Committee of the Board of Directors of the Company and shall not apply after a Change in Control or after your death.

    IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.
By

Josephine Berisha
Chief Human Resources Officer

Exhibit A
Continuous Performance Goals
(1)Performance Goals. The metrics for the Continuous Performance Goals shall be the Company’s Relative Total Shareholder Return (Index) as multiplied by the Company’s Relative Total Shareholder Return (LTL Peers). The Continuous Performance Goal for each metric is set forth below in this Section 1, unless the Committee shall determine in its discretion to reduce, or adjust the underlying elements of, the applicable Continuous Performance Goal in the event of an event described in Section 4(b) of the Plan, including in connection with the NAT Spinoff. The level of achievement of each Continuous Performance Goal shall be measured over the Performance Period as described below.
•Company’s Relative Total Shareholder Return (Index) as multiplied by the Company’s Relative Total Shareholder Return (LTL Peers) . The calculation of the number of Earned PSUs shall equal the product of (1) the percentage of shares earned as a percentage of target as computed based on the level of achievement of the Company’s Relative Total Shareholder Return (Index) as set forth in clause (i) below multiplied by (2) the multiplier based on the level of achievement of the Company’s Relative Total Shareholder Return (LTL Peers) as calculated in accordance with clause (ii) below.
i.Target Performance Goal: The Company’s TSR ranking in the Index is at the 67th percentile with each company in the Index, including the Company, ranked based on its multi-year TSR at the completion of the Performance Period (in the order of lowest to highest TSR).

Percentile Position vs. Index Companies	Shares Earned as a Percentage of Target*
Below 67th Percentile	0%
67th Percentile	100%
83rd Percentile and above	150%

*Linear interpolation shall be applied between 67th Percentile and
83rd Percentile

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ii.Multiplier: The multi-year TSR of the Company during the Performance Period outperforms the multi-year LTL Peer Group TSR as calculated during the Performance Period by 200 basis points.

Annualized Basis Pt. Outperformance vs. Peers	Multiplier
200 bps and below	100%
500 bps and above	133%
*Linear interpolation shall be applied between 200 bps and 500bps

(2)Certain Definitions.
•“Beginning Price” shall mean the average of the closing prices of shares of the Company or each company in the Index or LTL Peer Group, as applicable, during the thirty (30) consecutive trading days beginning on and including the Grant Date. Upon completion of the NAT Spinoff, the Beginning Price of shares of the Company shall be adjusted using a methodology that is intended to result in equitable adjustment consistent with the terms of the Plan and approved by the Committee.
•“Index” means the S&P Midcap 400 Index. For the avoidance of doubt, only those companies with a Beginning Price and Ending Price shall be included in the Index.
•“Dividends Paid” shall mean all cash dividends paid by the applicable company with respect to an ex-dividend date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), which shall be deemed to have been reinvested in the underlying common shares and shall include cash dividends paid with respect to such reinvested dividends. As applied to the Index and LTL Peer Group, Dividends Paid shall relate to dividends of the constituent companies and shall assume that they are reinvested in the constituent companies of the Index and LTL Peer Group.
•“Ending Price” shall mean the average of the closing prices of the shares of the Company or each company in the Index or LTL Peer Group, as applicable, during the thirty (30) consecutive trading days leading up to and including the Vesting Date. In determining the Ending Price for the Company or a company in the Index or LTL Peer Group, the Committee shall make such adjustments as it deems appropriate to reflect stock splits, spin-offs, and similar transactions that occurred during the Performance Period.
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•“LTL Peer Group” means the following companies with the corresponding weighted percentages:
•Old Dominion Freight Line, Inc. (“ODFL”) (weighted 66.7%);
•Saia, Inc. (weighted 33.3%);
provided that the Committee shall make adjustments to the weighting and composition if it determines that a company may no longer be included in the LTL Peer Group due to a sale, acquisition, divestiture, merger, delisting or other similar transaction.
•“LTL Peer Group TSR” shall mean the aggregate TSR of each member of the LTL Peer Group, as calculated on a weighted basis as prescribed under the definition of LTL Peer Group.
•“TSR” shall mean the quotient of (i) a company’s Ending Price minus the company’s Beginning Price plus the company’s Dividends Paid, divided by (ii) the company’s Beginning Price.

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